Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

iSpecimen Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
	Equity	Common Stock, $0.0001 par value per share	Rules 457(c) and 457(h)(1)	769,736	$1.365	$1,050,689	0.00015310	$160.86
Previously Paid	-	-	-
		Total Offering Amounts				$1,050,689	0.00015310	$160.86
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$160.86

(1)	This Registration Statement registers an additional 769,736 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Dominari Holdings Inc. that will be reserved for issuance under the Dominari Holdings Inc. 2022 Equity Incentive Plan (f/k/a Akido Pharma Inc. 2022 Equity Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, on a basis of the average of the high and low sales prices of the Common Stock last reported on The Nasdaq Capital Market on December 19, 2024.